Exhibit 99.2

CONSENT OF EVERCORE GROUP L.L.C.

March 5, 2024

The Conflicts Committee of the Board of Directors of Calumet GP, LLC,

The general partner of Calumet Specialty Products Partners, L.P.

2780 Waterfront Parkway East Drive

Indianapolis, Indiana 46214

Members of the Conflicts Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated November 9, 2023, to the Conflicts Committee of the Board of Directors of Calumet GP, LLC as Annex D to the proxy statement/prospectus included in the Registration Statement on Form S-4 of Calumet, Inc., a Delaware corporation (“Calumet”), filed on March 5, 2024 (the “Registration Statement”), relating to the proposed transactions contemplated by the Partnership Restructuring Agreement and the Conversion Agreement, (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of Evercore – Financial Advisor to the Conflicts Committee”, “Summary—Summary of Risk Factors”, “Risk Factors”, “The Conversion”, “The Conversion—Opinion of Evercore – Financial Advisor to the Conflicts Committee,” “The Conversion—Reasons for the Conflicts Committee’s Special Approval,” and “The Conversion—Recommendation of the GP Board and Reasons for the Conversion,” of the proxy statement/prospectus which forms part of the Registration Statement, and “Part II. Information Not Required in Prospectus - Item 21. Exhibits and Financial Statement Schedules” of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Name:	Raymond B. Strong III
Title:	Senior Managing Director